Exhibit 99.1

News Release	Corporate Communications 7480 Flying Cloud Drive Minneapolis, MN 55344	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com

ATK Reports Strong FY10 Year-End and Fourth-Quarter Operating Results

Full-Year Sales Rise Five Percent to $4.8 Billion

Full-Year Fully Diluted EPS of $8.33 was Highest in Company History

FY10 Orders were $5.1 Billion — a Book-to-Bill of 1.1 — With Total Year-End Backlog of

$7.1 Billion

ATK Establishes Initial FY11 Guidance

Minneapolis, May 6, 2010 — Alliant Techsystems (NYSE: ATK) today reported strong operating results for Fiscal Year 2010 (FY10), which ended on March 31, 2010.  Full-year sales in FY10 increased five percent to $4.8 billion, led by the strength of the Armament Systems group. Fully diluted earnings per share (EPS) were the highest in company history.  Strong cash flow enabled ATK to contribute $300 million to its pension funds during the course of the year, while its year-end cash balance provides significant financial flexibility as the company enters FY11.

FY10 EPS was $8.33, compared to $4.14 in the prior year.  FY10 EPS included a previously announced $38 million non-cash impairment charge, which reduced the total by $0.71.  In FY09, the company recorded $109 million of non-cash goodwill impairment charges that reduced FY09 EPS by $3.19.  Excluding both charges, FY10 EPS rose 23 percent to $9.04, compared to $7.33 in the prior year (see reconciliation tables for details).  Orders for the year were $5.1 billion, a book-to-bill ratio of 1.1.  The total year-end backlog was $7.1 billion.  Full-

1)At the beginning of the company’s fiscal year on April 1, 2009, ATK retrospectively adopted FSP APB14-1 “Accounting for Convertible Debt Instruments that may be settled in cash upon conversion” (FSP 14-1) and was required to restate certain financial information for all prior periods.  The adoption resulted in an increase to non-cash interest expense of $23.921 million ($14.353 million net of tax, or $0.42 diluted EPS) for the year ended March 31, 2010.  All fiscal 2009 financial amounts included in this press release have been restated to reflect the adoption of FSP 14-1.

year operating margins were 10.7 percent, which included the impact of the $38 million, non-cash asset impairment charge.  Excluding the charge, full-year margins were 11.4 percent.  Year-end free cash flow was $50 million, which included $300 million of contributions to the company’s pension plans and $143 million of capital expenditures (see reconciliation table for details).

Sales in the fourth quarter surpassed $1.2 billion, down 1 percent from the prior-year quarter.  The expected lower sales in the Space Systems group were partially offset by strong sales in the Armament Systems group.  Fully diluted EPS was $1.73, compared to a loss of $1.12 per share in the prior-year quarter. Absent the impairment charges, fully diluted EPS increased 13 percent to $2.44, compared to $2.16 in the prior-year quarter (see reconciliation table for details).  Orders in the fourth quarter were $1.7 billion, a book-to-bill ratio of 1.4.  The orders profile benefitted from a $250 million order for composite aircraft structures for the F-35 Joint Strike Fighter, and continued strong demand for commercial and military ammunition.  Operating margins for the quarter were 8.8 percent.  Excluding the impact of impairment charges, fourth quarter operating margins of 11.8 percent were in line with the prior-year quarter, despite higher pension expenses (see reconciliation table for details).

“FY10 was a strong year for ATK.  The company delivered solid sales and earnings growth, improved profit margins, and successfully expanded into adjacent markets and new product areas,” said Mark DeYoung, President and CEO.  While pension headwinds and NASA programs present near-term challenges, I am confident that our focus on growth, crisp execution, margin improvement, and strong cash flow, combined with our healthy orders backlog, positions us well for continued solid performance.”

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for fiscal year 2010 and the fourth quarter ending March 31, 2010 (in thousands).

Sales:

	Quarters Ended				Years Ended
	March 31, 2010	March 31, 2009	$ Change	% Change	March 31, 2010	March 31, 2009	$ Change	% Change

Armament Systems	$549,166	$435,306	$113,860	26.2%	$2,164,661	$1,737,909	$426,752	24.6%
Mission Systems	365,623	372,637	(7,014)	(1.9)%	1,269,127	1,215,018	54,109	4.5%
Space Systems	334,250	449,015	(114,765)	(25.6)%	1,373,878	1,630,297	(256,419)	(15.7)%
Total sales	$1,249,039	$1,256,958	$(7,919)	(0.6)%	$4,807,666	$4,583,224	$224,442	4.9%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarters Ended				Years Ended
	March 31, 2010	March 31, 2009	$ Change	% Change	March 31, 2010	March 31, 2009	$ Change	% Change

Armament Systems	$64,649	$40,739	$23,910	58.7%	$256,994	$171,563	$85,431	49.8%
Mission Systems	36,592	48,920	(12,328)	(25.2)%	136,785	153,341	(16,556)	(10.8)%
Space Systems	13,438	(48,967)	62,405	127.4%	138,064	79,560	58,504	73.5%
Corporate	(4,989)	(4,496)	(493)	(11)%	(19,506)	(20,007)	501	2.5%
Total operating profit	$109,690	$36,196	$73,494	203.0%	$512,337	$384,457	$127,880	33.3%

SEGMENT RESULTS

In FY10, ATK operated three principal business groups: Armament Systems; Mission Systems; and Space Systems.

ARMAMENT SYSTEMS

For the full year, sales in the Armament Systems group increased 25 percent to $2.2 billion, compared to $1.7 billion in the prior year, reflecting robust growth in military and commercial ammunition, strong sales of non-standard ammunition, energetics programs, and increased modernization efforts at the Lake City and Radford Army Ammunition Plants.  The acquisition of Eagle Industries contributed $63 million to sales.  Organic sales were up 21 percent.

Earnings before interest, taxes, and minority interest (operating profit) for the year rose 50 percent to $257 million from $172 million in the prior year.  The increase was driven by additional sales volume, particularly in commercial and medium-caliber ammunition, as well as improved profitability due to execution efficiencies across the group.  The higher operating profit was partially offset by the costs associated with the construction of an energetics facility for the Australian Ministry of Defense, and higher depreciation and pension expense.

Sales in the fourth quarter rose 26 percent to $549 million compared to $435 million in the prior-year quarter, driven by strong growth of military and commercial ammunition, non-standard ammunition, energetics programs, and increased modernization sales.  Operating profit for the quarter rose 59 percent to $65 million compared to $41 million in the prior-year quarter due to higher sales volume and improved profit margins in commercial ammunition and medium-caliber ammunition.  The higher operating profit for the quarter was partially offset by cost growth associated with the Australian energetics facility, and higher depreciation and pension expense.

MISSION SYSTEMS

Full-year sales in the Mission Systems group rose 5 percent to $1.3 billion, compared to $1.2 billion in the prior year. The increase was primarily due to stronger sales of commercial and military aircraft structures, and advanced weapon systems.  These were partially offset by lower sales of special mission aircraft, tank ammunition, and composite structures for the USEC American Centrifuge Program.  Full-year operating profit declined 11 percent to $137 million compared to $153 million in the prior year.  The decline was primarily driven by the previously announced $13 million non-cash charge for discontinuing the use of the Mission Research Corporation (MRC) trade name, and higher pension expense (see reconciliation table for details).

Sales in the quarter declined 2 percent to $366 million, compared to $373 million in the prior-year quarter.  The decline was driven by lower sales for the USEC program, tank ammunition, and special mission aircraft, partially offset by growth in commercial and military aircraft structures.  Operating profit was $37 million compared to $49 million in the prior-year quarter, primarily reflecting the charge for the MRC trade name, lower sales volume, and higher pension expense.

SPACE SYSTEMS

As expected, full-year sales in the Space Systems group declined 16 percent to $1.4 billion due primarily to lower sales on the Minuteman III and Space Shuttle programs, and the cancellation of the Kinetic Energy Interceptor (KEI) program.  These were partially offset by stronger sales in space structures and components, and the Ares I program.  Full-year operating profit was $138 million compared to $80 million in the prior year.  FY10 operating profit included the impact of the previously announced $25 million non-cash charge for the discontinuation of the Thiokol trade name.  The FY09 operating profit included the impact of a $109 million non-cash goodwill impairment charge.  Excluding these impairment charges, full-year operating profit was $163 million compared to $188 million in the prior year (see reconciliation tables for details), due primarily to lower sales volume and higher pension expense, partially offset by improved profitability in space structures and components.

Fourth quarter sales in the Space Systems group declined 26 percent to $334 million compared to $449 million in the prior-year quarter.  The decrease reflects reduced sales on the Space Shuttle and Minuteman III programs.  The group reported an operating profit of $13 million in the quarter, compared to an operating loss of $49 million in the prior-year quarter.  Results for both years were impacted by the previously mentioned non-cash charges.

CORPORATE AND OTHER

For the full year, corporate and other expenses remained flat at $20 million.  The company reported strong free cash flow of $50 million, which included the impact of $300 million in pension contributions during FY10.  Capital expenditures for the full year were $143 million. The effective tax rate for the full year was 35.9 percent.

Fourth quarter corporate and other expenses totaled $5 million, compared to $4 million in the prior-year quarter.  The tax rate in the quarter was 35.5 percent.

OUTLOOK

ATK is establishing initial FY11 financial guidance.  The company expects FY11 sales in a range of $4.75 to $4.85 billion, and EPS in a range of $8.00 to $8.50.  The company expects to generate free cash flow in a range of $275 - $300 million, with capital expenditures of approximately $120 million (see reconciliation table for details).  Average share count is expected to be approximately 34 million.  The effective tax rate for the year is expected to be approximately 34 percent, while pension expenses are expected to be approximately $130 million.

Reconciliation of Non-GAAP Financial Measures

EBIT Margin and Earnings Per Share

The EBIT margin excluding the effect of the non-cash goodwill and trade name impairment charges is a non-GAAP financial measure that ATK defines as income before interest, income taxes, and noncontrolling interest excluding the effects of the non-cash goodwill impairment and trade name charges as a percent of sales.  Earnings per share excluding the impact of the non-cash goodwill and trade name impairment charges is a non-GAAP financial measure that ATK defines as earnings per share less the impact of the non-cash goodwill and trade name impairment charges.

ATK management is presenting these measures so that a reader may compare EBIT margin and EPS excluding these items as these measures provide investors with an important perspective on the operating results of the Company.  ATK management uses these measurements internally to assess business performance and ATK’s definition may differ from that used by other companies.

Total ATK Full Year Ending

March 31, 2010:

	Sales	EBIT	Margin	Taxes	After-tax	EPS
As reported	$4,807,666	$512,337	10.7%	$156,473	$278,714	$8.33
Trade name charge		38,008		14,393	23,615	$0.71
As adjusted	$4,807,666	$550,345	11.4%	$170,866	$302,329	$9.04

March 31, 2009:

	Sales	EBIT	Margin	Taxes*	After-tax	EPS
As reported	$4,583,224	$384,457	8.4%	$157,096	$140,766	$4.14
Goodwill charge		108,500		—	108,500	$3.19
As adjusted	$4,583,224	$492,957	10.8%	$157,096	$249,266	$7.33

* the non-cash goodwill impairment charge was non-deductible for tax purposes

Total ATK Quarter Ending

March 31, 2010:

	Sales	EBIT	Margin	Taxes	After-tax	EPS
As reported	$1,249,039	$109,690	8.8%	$32,167	$58,402	$1.73
Trade name charge		38,008		14,393	23,615	$0.71
As adjusted	$1,249,039	$147,698	11.8%	$46,560	$82,017	$2.44

March 31, 2009:

	Sales	EBIT	Margin	Taxes*	After-tax	EPS
As reported	$1,256,958	$36,196	2.9%	$52,229	$(36,496)	$(1.12)
Goodwill charge		108,500		—	108,500	$3.28
As adjusted	$1,256,958	$144,696	11.5%	$52,229	$72,004	$2.16

* the non-cash goodwill impairment charge was non-deductible for tax purposes

Group Information:

Mission Systems:

	Year Ended March 31, 2010
	Sales	EBIT
As reported	$1,269,127	$136,785
Trade name charge		13,422
As adjusted	$1,269,127	$150,207

Space Systems:

	Year Ended March 31, 2010		Year Ended March 31, 2009
	Sales	EBIT	Sales	EBIT
As reported	$1,373,878	$138,064	$1,630,297	$79,560
Trade name charge		24,586		108,500
As adjusted	$1,373,878	$162,650	1,630,297	$188,060

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures.  ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchase, and acquisitions after making the capital investments required to support ongoing business operations.  ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Year Ended March 31, 2010		Projected Year Ending March 31, 2011

Cash provided by operating activities	$193,662	*	$395,000 - $420,000
Capital expenditures	(143,472)		~(120,000)
Free cash flow	$50,190		$275,000 - $300,000

* FY10 results included the impact of $300 million of pension contributions. The company does not anticipate additional contributions in FY11.

ATK is a premier aerospace and defense company with more than 18,000 employees in 22 states, Puerto Rico and internationally, and revenues in excess of $4.8 billion.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: assumptions related to the Ares I and Ares V programs for NASA; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with the diversification into new markets; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	QUARTERS ENDED		YEARS ENDED
(In thousands except per share data)	March 31, 2010	March 31, 2009 (1)	March 31, 2010	March 31, 2009 (1)

Sales	$1,249,039	$1,256,958	$4,807,666	$4,583,224
Cost of sales	973,657	970,133	3,776,355	3,607,312
Gross profit	275,382	286,825	1,031,311	975,912
Operating expenses:
Research and development	28,575	18,284	75,896	81,529
Selling	43,556	44,413	168,986	161,805
General and administrative	55,553	79,432	236,084	239,621
Intangible asset impairment charges	38,008	108,500	38,008	108,500
Income before interest, income taxes, and noncontrolling interest	109,690	36,196	512,337	384,457
Interest expense	(19,280)	(20,485)	(77,494)	(87,313)
Interest income	200	164	574	905
Income before income taxes and noncontrolling interest	90,610	15,875	435,417	298,049
Income tax provision	32,167	52,229	156,473	157,096
Net income (loss)	58,443	(36,354)	278,944	140,953
Less net income attributable to noncontrolling interest	41	142	230	187
Net income (loss) attributable to Alliant Techsystems Inc.	$58,402	$(36,496)	$278,714	$140,766

Alliant Techsystems Inc.’s earnings (loss) per common share:
Basic	$1.77	$(1.12)	$8.48	$4.30
Diluted	$1.73	$(1.12)	$8.33	$4.14
Alliant Techsystems Inc.’s weighted-average number of common shares outstanding:
Average number of common shares	32,929	32,647	32,851	32,730
Average number of common and dilutive shares	33,747	32,647 *	33,462	34,013

(1) Restated due to the adoption of new accounting standards

* Excludes 620 shares that are anti-dilutive

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands except share data)	March 31, 2010	March 31, 2009 (1)
Assets
Current assets:
Cash and cash equivalents	$393,893	$336,700
Net receivables	902,750	899,543
Net inventories	239,415	238,600
Income tax receivable	—	34,835
Deferred income tax assets	67,813	29,223
Other current assets	118,448	39,843
Total current assets	1,722,319	1,578,744
Net property, plant, and equipment	561,931	540,041
Goodwill	1,183,910	1,195,986
Deferred income tax assets	140,439	69,582
Deferred charges and other non-current assets	264,366	192,992
Total assets	$3,872,965	$3,577,345
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$13,750	$289,859
Accounts payable	277,059	294,971
Contract advances and allowances	106,819	86,080
Accrued compensation	176,905	168,059
Accrued income taxes	14,609	—
Other accrued liabilities	206,289	166,341
Total current liabilities	795,431	1,005,310
Long-term debt	1,379,804	1,097,744
Postretirement and postemployment benefits liabilities	142,541	121,689
Accrued pension liability	622,576	552,671
Other long-term liabilities	125,191	125,362
Total liabilities	3,065,543	2,902,776
Contingencies
Common stock - $.01 par value Authorized - 90,000,000 shares Issued and outstanding 33,047,018 shares at March 31, 2010 and 32,783,496 at March 31, 2009	330	328
Additional paid-in-capital	578,046	574,674
Retained earnings	1,699,176	1,420,462
Accumulated other comprehensive loss	(821,086)	(651,652)
Common stock in treasury, at cost, 8,508,431 shares held at March 31, 2010 and 8,771,565 at March 31, 2009	(657,872)	(677,841)
Total Alliant Techsystems Inc. stockholders’ equity	798,594	665,971
Noncontrolling interest	8,828	8,598
Total equity	807,422	674,569
Total liabilities and equity	$3,872,965	$3,577,345

(1) Restated due to the adoption of new accounting standards

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands)	YEARS ENDED
	March 31, 2010	March 31, 2009(1)	March 31, 2008(1)
Operating activities
Net income	$278,944	$140,953	$209,377

Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	93,739	80,137	71,511
Amortization of intangible assets	6,091	5,616	5,975
Amortization of debt discount	19,867	23,921	22,326
Amortization of deferred financing costs	2,839	2,857	3,851
Trade name and goodwill impairment	38,008	108,500	—
Other asset impairment	11,405	7,920
Write-off of debt issuance costs associated with convertible notes	—	—	5,600
Write-off of acquisition related costs	—	—	6,567
Deferred income taxes	(3,338)	108,353	(21,054)
Loss on disposal of property	5,756	1,110	2,505
Share-based plans expense	16,664	18,952	23,415
Excess tax benefits from share-based plans	(1,691)	(3,287)	(9,459)
Changes in assets and liabilities:
Net receivables	(81,279)	(94,239)	(27,508)
Net inventories	(3,284)	(15,610)	(33,608)
Accounts payable	(12,880)	64,345	49,066
Contract advances and allowances	20,739	4,456	720
Accrued compensation	5,075	15,312	(1,143)
Accrued income taxes	59,154	(70,019)	48,469
Pension and other postretirement benefits	(238,426)	23,306	33,865
Other assets and liabilities	(23,721)	2,404	(7,724)
Cash provided by operating activities	193,662	424,987	382,751

Investing activities
Capital expenditures	(143,472)	(111,481)	(100,709)
Acquisition of business, net of cash acquired	5,002	(75,615)	(103,685)
Proceeds from the disposition of property, plant, and equipment	5,845	569	362
Cash used for investing activities	(132,625)	(186,527)	(204,032)

Financing activities
Payments made on bank debt	(13,916)	—	—
Payments made to extinguish debt	—	(618)	—
Payments made for debt issue costs	—	(5)	(740)
Net purchase of treasury shares	—	(31,609)	(100,068)
Proceeds from employee stock compensation plans	8,381	7,412	16,310
Excess tax benefits from share-based plans	1,691	3,287	9,459
Cash used for financing activities	(3,844)	(21,533)	(75,039)
Increase in cash and cash equivalents	57,193	216,927	103,680
Cash and cash equivalents - beginning of year	336,700	119,773	16,093
Cash and cash equivalents - end of year	$393,893	$336,700	$119,773

(1) Restated due to the adoption of new accounting standards